Exhibit 99.1

One Horizon Group Appoints Mr. Robert P. Vogler to Board of Directors

Company’s Board Now Includes Four Independent Board Members

BAAR, SWITZERLAND--(Marketwired – January 13, 2014) - One Horizon Group, Inc. (OTCQB: OHGI) ("One Horizon" or the "Company"), which develops and licenses the world's most bandwidth efficient mobile voice platform for smartphones, today announced that the Company has appointed Mr. Robert P. Vogler to its Board of Directors.  One Horizon Group’s board now has four independent and three executive Board Members.

Mr. Vogler has a long-standing history as a successful executive and business owner.   Since 1974, he has been the owner and Chairman of the Board of Kreivo AG, an accounting and bookkeeping company serving Swiss companies in a variety of industries with operations throughout Europe.   A specialist in accounting practices, Mr. Vogler has also served on the Boards of other Swiss accounting firms such as RV Revisions AG, Impe Zug AG and also served as President of Lüfta Baar, a HVAC Company also based in Switzerland.

“We have prided ourselves on attracting and retaining high-quality and experienced members to our Board and we are confident Robert will bring a similar level of oversight and contribution to our business and corporate governance," began Mr. Brian Collins, One Horizon’s Founder and Chief Technology Officer.  “His experience will aid our teams when working in tandem with European telecom carriers and partners.  The number of executive and non-executive, independent Board Members now numbers seven which meet the requirement for us to uplist to a major US exchange like Nasdaq or NYSE, which we are planning in 2014. ”

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Baar, which develops and markets one of the world's most bandwidth-efficient mobile voice and messaging platform for smartphones, and also offers a range of other optimized data applications including on-line payments and mobile advertising. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Ireland. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact:

MZ North America
John Mattio, SVP
Tel: +1-212-301-7130
Email: john.mattio@mzgroup.us
www.mzgroup.us